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                          DOMINICK'S FINER FOODS, INC.

                                EXHIBIT 21.1

                         SUBSIDIARIES OF THE COMPANY


Blackhawk Developments, Inc.

Blackhawk Properties, Inc.

Dominick's Finer Foods Inc. of Illinois

Save-It-Discount Foods, Inc.

Kohl's of Bloomingdale, Inc.

DFF Equipment Leasing Company

Dodi Hazelcrest, Inc.